                                                              FILE NO. 333-47377

                                    FILED PURSUANT TO RULES 424(b)(3) AND 424(c)



PROSPECTUS SUPPLEMENT NO. 1
(TO PROSPECTUS DATED MARCH 23, 1998)



                             MELLON BANK CORPORATION

                        5,069,403 SHARES OF COMMON STOCK

                                ($0.50 PAR VALUE)



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         The following information updates and supplements the Prospectus dated
March 23, 1998 (the "Prospectus") covering 5,069,403 shares (the "Shares") of common stock, $0.50 par value, of Mellon Bank Corporation (the "Company") issued in connection with the Company's acquisition of United Bankshares, Inc. ("UBI") pursuant to a merger of UBI with and into the Company, which may be offered by the selling shareholders named in the Prospectus or their respective pledgees, donees, transferees or other successors in interest (individually, the "Selling Shareholder" or in the aggregate, the "Selling Shareholders") from time to time. This Prospectus Supplement should be read in conjunction with the Prospectus, and this Prospectus Supplement is qualified in its entirety by reference to the Prospectus except to the extent that the information herein contained modifies or supersedes the information contained in the Prospectus. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto. Capitalized terms used in this Prospectus Supplement and not otherwise defined herein shall have the respective meanings specified in the Prospectus.

         One of the parties listed in the Prospectus as a Selling Shareholder, Donald Lefton, listed as holding 52,541 Shares which may be sold under the Prospectus, has made a gift of 3,000 Shares to Greater Miami Jewish Federation. The table under the caption "Selling Shareholders" in the Prospectus is amended and supplemented by changing the number of Shares listed opposite the name of Donald Lefton from 52,541 to 49,541, by adding the name Greater Miami Jewish Federation, and by adding opposite such name the number 3,000 under the column "Number of Shares of Common Stock which may be sold pursuant to the Prospectus."



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       The date of this Prospectus Supplement No. 1 is December 21, 1998.